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                                                                  EXHIBIT (C)(3)

                   AMENDMENT TO AGREEMENT AND PLAN OF MERGER

    This Amendment No. 1 to Agreement and Plan of Merger (the "Amendment"), dated as of November 10, 1997, is by and among Borden Chemical, Inc., a Delaware corporation ("Parent"), MC Merger Corp., a Delaware corporation and a wholly owned subsidiary of Parent ("Sub"), and Melamine Chemicals, Inc., a Delaware corporation (the "Company").

    WHEREAS, the Company, Parent and Sub have entered into an Agreement and Plan of Merger, dated as of October 9, 1997 (the "Merger Agreement"), pursuant to which (i) Sub commenced a cash tender offer (the "Offer") to purchase all issued and outstanding shares (the "Shares") of the Company's Common Stock, $.01 par value per share (the "Common Stock"), and (ii) following the consummation of the Offer, Sub will merge with and into the Company in accordance with the Delaware General Corporation Law, with the result that the Company will become a wholly-owned subsidiary of Parent; and

    WHEREAS, the Company, Parent and Sub wish to amend the Merger Agreement in certain respects;

    NOW, THEREFORE, the parties hereto hereby agree as follows:

    Paragraphs (a) and (b) of Section 2.8 of the Merger Agreement are hereby amended to read in their entirety as follows:

    2.8  OPTIONS.

        (a) Under the terms of the Melamine Chemicals, Inc. Second Amended and Restated Long-Term Incentive Plan, effective July 31, 1987 (the "Old Incentive Plan"), outstanding options granted under the Old Incentive Plan will terminate upon the consummation of the Offer and the holders of such options will be entitled, in exchange for their terminated options, to payment, within sixty days thereafter, by the Company of an amount in cash equal to (i) the excess of the Per Share Price over the per share exercise price of the option, multiplied by (ii) the number of Shares that would otherwise have been received upon exercise of the terminated option.

        (b) Upon the Board's approval of the Offer and the Merger, outstanding options (the "1996 Plan Options") granted under the Melamine Chemicals, Inc. 1996 Long-Term Incentive Plan, effective September 9, 1996 (the "1996 Incentive Plan" and, together with the Old Incentive Plan, the "Long-Term Incentive Plans") will accelerate automatically to become fully exercisable. In accordance with the terms of the 1996 Incentive Plan, the Company will cause the Compensation Committee of its Board to cancel the 1996 Plan Options upon consummation of the Offer and to pay to each holder of such 1996 Plan Options, within sixty days thereafter, an amount in cash equal to the product of (i) the excess of the Per Share Price over the per share exercise price of each of such holder's 1996 Plan Options, multiplied by
    (ii) the number of Shares that would otherwise have been received upon exercise of such holder's 1996 Plan Options.

    All capitalized terms used but not otherwise defined herein have the meanings attributed to them in the Merger Agreement.

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    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first written above.

                                BORDEN CHEMICAL, INC.

                                By:            /s/ JOSEPH M. SAGGESE
                                     -----------------------------------------
                                              Name: Joseph M. Saggese
                                      Title: CHAIRMAN OF THE BOARD, PRESIDENT
                                            AND CHIEF EXECUTIVE OFFICER

                                MC MERGER CORP.

                                By:            /s/ JAMES O. STEVNING
                                     -----------------------------------------
                                              Name: James O. Stevning
                                                  Title: PRESIDENT

                                MELAMINE CHEMICALS, INC.

                                By:            /s/ FREDERIC R. HUBER
                                     -----------------------------------------
                                              Name: Frederic R. Huber
                                     Title: PRESIDENT & CHIEF EXECUTIVE OFFICER

    The undersigned hereby irrevocably and unconditionally guarantees the obligations of Borden Chemical, Inc. hereunder.

                                BORDEN, INC.

                                By:           /s/ ELLEN GERMAN BERNDT
                                     -----------------------------------------
                                             Name: Ellen German Berndt
                                                  Title: SECRETARY

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